EXHIBIT 3.2

RESTATED BY-LAWS

OF

CADENCE FINANCIAL CORPORATION

ARTICLE I

MEETING OF SHAREHOLDERS

1.	Annual Meeting. The annual meeting of the shareholders shall be held at such time and date as the Board of Directors shall determine at the principal office in the State of Mississippi unless a different time or place, either within or without Mississippi, is designated by the Directors.

2.	Special Meetings. Special meetings of the shareholders may be called by the President, the Chairman of the Board of Directors, a majority of the Board of Directors, or by the holders of more than twenty percent (20%) of the outstanding common stock. The presence in person or by proxy by the holders of a majority of the shares shall constitute a quorum. The place of such meetings shall be designated by the directors.

3.	Notice of Shareholder Meetings. Written or printed notice stating the place, day, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given either personally, by mail or by e-mail by or at the direction of the Chairman, President, Secretary, or directors calling the meeting, to each shareholder entitled to vote at the meeting. Unless otherwise required by law, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, and, if mailed, shall be deemed to be given when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid, and if delivered electronically, shall be deemed to be given when directed to an electronic mail address at which the shareholder has consented to receive notice. Any meeting of shareholders as to which notice has been given may be postponed, and any special meeting of shareholders as to which notice has been given may be cancelled, by the Board of Directors upon public announcement given before the date previously scheduled for such meeting. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

4.	Quorum Requirements. Absent a provision in the Articles of Incorporation stating otherwise, a majority of the shares entitled to vote shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum by a majority of those present and entitled to vote. Notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and the adjournment is for thirty (30) days or less. When any one (1) adjournment is for more than thirty (30) days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder entitled to vote at the meeting. When a quorum is present at any meeting, a majority in interest of the stock there represented shall decide any question brought before such meeting, unless the question is the one upon which, by express provision of the Corporation’s Articles of Incorporation, these Bylaws or by the laws of Mississippi, a larger or different vote is required, in which case such express provisions shall govern the decisions of such question.

5.	Record Date. The directors may fix in advance of any meeting a record date which shall not be more than sixty (60) nor less than ten (10) days before the date of the meeting. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

6.	Conduct of Meetings. The chairman of each annual and special meeting of shareholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, such other person as shall be appointed by the Board of Directors. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.

7.	Advance Notice for Meetings. In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for shareholder action. Subject to the other provisions of this section, a shareholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the shareholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described in this section.

To be in proper written form, a shareholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such shareholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such shareholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such shareholder, (E) any material interest of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, and (F) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

In addition to the provisions of this section, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this section shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to the rules and regulations under the Exchange Act.

8.	Voting and Proxies. Every shareholder entitled to vote at a meeting may do so either in person or by written proxy, which proxy shall be filed with the Secretary of the meeting before being voted. Such proxy shall entitle the holders thereof to vote any adjournment of such meeting, but shall not be valid after the final adjournment thereof. No proxy shall be valid after the expiration of three (3) years from the date of its execution unless otherwise provided in the proxy. A shareholder may grant such authority by (i) executing a writing authorizing another person or persons to act for such shareholder as proxy, such execution accomplished by the shareholder or such shareholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature or (ii) authorizing another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder.

9.	Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of shareholders, a complete list of the shareholders of record entitled to vote thereat arranged in alphabetical order and showing the address and the number of shares registered in the name of each shareholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present. The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the list required by this section or to vote in person or by proxy at any meeting of shareholders.

ARTICLE II

BOARD OF DIRECTORS

1.	Composition of Board of Directors. The Corporation shall have a Board of Directors consisting of active directors, whose qualifications, election, number, etc., are described and discussed is in Article II and throughout these Bylaws. Whenever the terms “director” or “Board of Directors” or “Board” are used herein or in other corporate documents, the terms shall include active directors only.

2.	Qualification and Election of Active Directors. The business and affairs of the Corporation shall be managed by and be under the direction of the Board of Directors. A director must be a shareholder of the Corporation. Directors shall not be under twenty-one (21) years of age and not over seventy-five (75) years of age at the time of the shareholders’ meeting at which they are elected by the shareholders, and may not serve as attorney for any other financial institution or bank or savings and loan holding company, and may not be a member of the Board of Directors of any other financial institution or bank or savings and loan holding company if such service is prohibited by laws or regulations applicable to depository institutions. In the event that a director attains age 75 during his or her term of office, he or she shall serve only until the next annual meeting of shareholders following his or her 75th birthday. Each director shall serve for a term of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, retirement, or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.

3.	Nomination Procedures. Nominees to be proposed for election to the Board of Directors, other than nominations made by the existing Board of Directors, must be given in writing to the Secretary of the Corporation and received no more than 120 days, and no later than 90 days, prior to the anniversary date of the month and day that the proxy materials regarding the last election of directors to the Board of the Corporation were mailed to shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the shareholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a shareholder’s notice as described in this section.

Notice must include the full name of the directors, his age and date of birth, his educational background, and a list of business experience and positions held for at least the preceding five years. The notice must include home and office addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Corporation as part of its disclosures in regard to the solicitation of proxies for the election of directors. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person and the nominee must be present in person at the meeting for the election of directors.

Except as otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of one or more series of Preferred Stock to nominate and elect directors, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this section. If the Board or the chairman of the meeting of shareholders determines that any nomination was not made in accordance with the provisions of this section, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this section, if the shareholder (or a qualified representative of the shareholder) does not appear at the meeting of shareholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

4.	Number. The maximum number of active directors is fixed by the Articles of Incorporation and may be altered only by amendment thereto, but shall never be less than the number required by law. The Board of Directors may, by a vote of the majority of the full Board, between annual meetings of the shareholders, increase the membership of the Board of Directors up to the maximum number set out in the Articles of Incorporation and by like vote appoint qualified persons to fill the vacancies created thereby for full terms.

5.	Meetings. The annual meeting of the Board of Directors shall be held in January of each year, at which time the officers of the Corporation shall be elected. The Board may also designate more frequent intervals for regular meetings. The independent directors, as defined by any exchange on which the Corporation’s stock may be traded, shall meet as a group a minimum of two times each year. Special meetings may be called at any time by any two directors of the Corporation.

6.	Notice of Directors’ Meetings. The annual and all regular Board meetings may be held without notice. Special meetings shall be held with not less than one hour notice of such meeting to be given to each director, which notice shall be given on a best efforts basis by those calling the meeting.

7.	Quorum and Vote. The presence of a majority of the directors shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless the vote of a greater number is required by the Articles of Incorporation, these Bylaws, or by the laws of Mississippi.

8.	Action by Written Consent. Any action taken by the Board or any Committee without a meeting, in respect to any corporate matter, is valid action if either before or after such action is taken, all members of the Board or Committee sign and file with the Secretary, for inclusion in the corporate minute book, a memorandum showing the nature of the action taken.

9.	Appointment of Chairman, Executive and Other Committees. The Chairman of the Board of Directors of the Corporation may also serve as an officer of the Corporation. The Board of Directors by resolution may designate one or more committees, consisting of one or more directors and may delegate to such Chairman, committee or committees any and all such authority as it deems desirable, including the right to delegate to an executive committee the power to exercise all the authority of the Board of Directors in the management of the affairs and property of the Corporation in the intervals between meetings of the Board of Directors except however, the Executive Committee may not declare any type of dividend or elect or appoint officers of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not a quorum exists, may unanimously appoint another Board member to act at the meeting in the place of the disqualified or absent member.

10.	Powers. In addition to other powers specifically set out herein or that apply under Mississippi or other applicable law, the Board of Directors and any committees thereof shall have the power to manage and administer the affairs of the Corporation and to do and perform all lawful acts with respect to the affairs of the Corporation except those that may be specifically reserved to the shareholders under Mississippi or other applicable law.

11.	Contracts with Interested Directors. No contract or other transaction between this Corporation and any other corporation shall be affected by the fact that any director of this Corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, or other transaction, of this Corporation with any person, firm, or corporation, shall be affected by the fact that any director of the Corporation is a party to, or is interested in, such contract, act, or transaction, or is in any way connected with such person, firm, or corporation, and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.

12.	Compensation. The Board of Directors shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid either a fixed sum for attendance at each meeting of the Board of Directors or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board of Directors may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE III

OFFICERS

1.	Number. The Corporation shall have a President, a Chairman of the Board, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors shall from time to time deem necessary. Any two or more offices may be held by the same person.

2.	Election and Term. The officers shall be elected by the Board at its annual meeting. Each officer shall serve until the expiration of the term for which he is elected, and thereafter until his successor has been elected and qualified.

3.	Duties. All officers shall have such authority and perform such duties in the management of the Corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.

ARTICLE IV

RESIGNATIONS, REMOVALS AND VACANCIES

1.	Resignations. Any officer or director may resign at any time by giving written notice to the Chairman of the Board of Directors, the President, or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, then upon its acceptance by the Board of Directors.

2.	Removal of Officers. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby.

3.	Removal of Directors. Any or all of the directors may be removed only for cause by the requisite vote of shareholders pursuant to the provisions of this Corporation’s Articles of Incorporation and Mississippi law. The Nominating and Governance Committee, designated by the Board of Directors, in considering the effectiveness of each director in discharging his or her duties, may recommend to the Board of Directors that designated directors not be nominated for re-election to the Board of Directors at the next regular meeting of shareholders.

4.	Vacancies. Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in any office or directorship for any reason, including removal of an officer or director, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists.

ARTICLE V

CAPITAL STOCK

1.	Stock Certificates. Every shareholder shall be entitled to a certificate or certificates of capital stock of the Corporation in such form as may be prescribed by the Board of Directors. Unless otherwise decided by the Board of Directors, such certificates shall be signed by any two officers of the Corporation.

2.	Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate which the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

3.	Transfer of Shares. Any share or shares of stock may be transferred on the books of the Corporation by delivery and surrender of the properly assigned certificate, but subject to any restrictions on transfer imposed by either the applicable securities laws or any shareholder agreement and such additional requirements imposed by the Board of Directors.

4.	Loss of Certificates. In the case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe. If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

5.	Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VI

INDEMNIFICATION

1.	Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Mississippi Business Corporation Act, as the same exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Mississippi Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer, and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its scope and effect as the foregoing, provide indemnification of directors and officers.

2.	Right of Claimant to Bring Suit. If a claim under paragraph 1 of this Section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Mississippi Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Mississippi Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.	Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, these By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

4.	Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employer or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Mississippi Business Corporation Act.

5.

Amendments. Any repeal or amendment of this Article VI by the Board of Directors or the shareholders of the corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VI, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

6.	Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VII

AMENDMENT OF BYLAWS

These Bylaws may be amended, added to, or repealed by a majority vote of the entire Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the voting stock of the Corporation.

ARTICLE VIII

MISCELLANEOUS

1.	Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

2.	Books and Records. The books and records of the Corporation may be kept within or outside the State of Mississippi at such place or places as may from time to time be designated by the Board.

3.	Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Articles of Incorporation. In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

4.	Reserves. The Board of Directors may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

5.	Waiver of Notice. Whenever any notice of a meeting is required to be given under applicable law, the Articles of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

CERTIFICATION

I certify that these Restated Bylaws were adopted by the Board of Directors of the Corporation on this 18th day of
February 2009.

By:	/s/ Richard T. Haston
Name:	Richard T. Haston
Title:	Secretary